                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ------------

                             YOUNG BROADCASTING INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                      13-3339681
  (State or other jurisdiction                     (I.R.S. Employer
  of incorporation or organization)                Identification
                                                   Number)

                              599 Lexington Avenue
                               New York, NY 10022
                    (Address of Principal Executive Offices)

                 YOUNG BROADCASTING INC. 1995 STOCK OPTION PLAN
                              (Full title of plan)

                                Vincent J. Young
                             Young Broadcasting Inc.
                              599 Lexington Avenue
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 754-7070
                        (Telephone number, including area
                           code, of agent for service)
                                   Copies to:

                            Robert L. Winikoff, Esq.
                            Cooperman Levitt Winikoff
                              Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000

                         CALCULATION OF REGISTRATION FEE


==========================================================================================================================
Title of securities to   Amount to be        Proposed maximum           Proposed maximum            Amount of
be registered            registered          offering price per share   aggregate offering price    registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock,            800,000                        (2)                   $30,822,040(2)                $8,569
$.001 par value           shares(1)
==========================================================================================================================


(1) Represents shares that may be issued under the Young Broadcasting Inc. 1995 Stock Option Plan (the "Option Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may become issuable as a result of terminated, expired or surrendered options under the Option Plan, or as a result of anti-dilution adjustments deemed necessary or equitable by the Board of Directors of the Registrant upon stock splits, stock dividends or other similar changes in capitalization. 1,500,000 shares that were reserved for issuance under the Option Plan had previously been registered pursuant to the Prior Registration Statements (as defined below).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act, (a) with respect to shares issuable upon exercise of options which have heretofore been granted under the Option Plan, based upon the exercise price thereof as provided under Rule 457(h)(1), and (b) with respect to the remaining shares under the Option Plan that are covered by this Registration Statement, based upon the average of the high and low prices paid for a share of the Registrant's Class A Common Stock, $.001 par value, as reported by the Nasdaq National Market as of the close of business on October 1, 1999, as provided under Rule 457(c).

        Pursuant to Rule 429 under the Securities Act, the Prospectus included herein also covers securities registered under Registration Statements No. 33-99678, 333-10703 and 333-26997 on Form S-8 (the "Prior Registration
Statements").

                                EXPLANATORY NOTE

         Young Broadcasting Inc. (referred to as the "Company", "we", "us", "our", or "ours") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of common stock, $.001 par value per share of the Company, issuable under the Plan.

         Pursuant to the Note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act, the information required by Part I of Form S-8 is not included in this Registration Statement.

         This Form S-8 includes a Reoffer Prospectus prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used for reofferings and resales on a continuous basis in the future of shares of (a) restricted securities acquired by selling security holders prior to filing of this Registration Statement, and (b) control securities acquired by affiliates of the Company, pursuant to its employee benefit plans.

PROSPECTUS



                             YOUNG BROADCASTING INC.

                        1,810,296 Shares of Common Stock

      This Prospectus relates to up to 1,810,296 shares of common stock, $.001 par value per share (the "Common Stock"), of Young Broadcasting Inc., a Delaware corporation (the "Company", "us", "we", "our" or "ours"), which may be offered from time to time by the selling stockholders listed on the table on page 8 under the caption "Selling Stockholders" (the "Selling Stockholders"). The Selling Stockholders are directors or current or former employees of the Company. The Selling Stockholders may offer shares for sale on the Nasdaq National Market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the forms of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Method of Sale."

      The Company will not receive any of the proceeds from the sale of the shares of Common Stock covered by this Prospectus but will bear all expenses incurred in effecting the registration of such shares.

      The Selling Stockholders that sell the Common Stock may be deemed underwriters withing the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock and any profits realized or commissions received may be deemed underwriting commissions.

      The Common Stock is publicly traded on the Nasdaq National Market and quoted under the symbol YBTVA. On October 1, 1999, the last reported sales price of the Company's Class A Common Stock, as reported by the Nasdaq National Market, was $481/8 per share.

      The executive offices of the Company are located at 599 Lexington Avenue, New York, New York 10022; the telephone number is (212) 754-7070.

      This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 2.

                                ---------------

      Neither the SEC nor any State Securities Commission has approved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                ---------------


                 The date of this Prospectus is October 7, 1999

                                  RISK FACTORS

      In addition to the other information set forth in this Prospectus, you should consider the following risk factors in evaluating an investment in the Common Stock.

We have a significant amount of debt

      We have a significant amount of debt in relation to our total stockholders' equity. We have significant cash interest expense relating to our indebtedness under our outstanding senior subordinated notes (the "Notes") and our senior credit facility (the "Senior Credit Facility"), and a significant amount of our cash flow will be required for debt service.

      Our level of outstanding indebtedness can have material adverse consequences to the Company and to you. These consequences include:

         o Our ability obtain additional financing in the future for working capital, capital expenditures, acquisitions, corporate or other purposes may be limited;

         o A material portion of our cash flow from operations will be dedicated to the payment of, and interest on, our debt;

         o The agreements governing our indebtedness subject us to various operating and financial restrictions which could limit our ability to compete as well as our ability to expand;

         o The indebtedness may limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

         There can be no assurance that we will continue to generate cash and obtain financing sufficient to meet our debt service, capital expenditure and working capital obligations.

         If we are unable to generate sufficient cash flow to meet our debt obligations, we may be required to renegotiate the terms of the instruments relating to our long-term debt or to refinance all or a portion of our long-term debt. However, there can be no assurance that we will be able to successfully renegotiate such terms or refinance our indebtedness, or, if we were able to do so, that the terms available would be favorable. In the event that we were unable to refinance our indebtedness or obtain new financing under these circumstances, we likely would have to consider various other options such as the sale of certain assets to meet our required debt service, negotiation with our lenders to restructure applicable indebtedness or other options available to us under law.

Our indebtedness restricts us

         Our indebtedness subjects the Company and our subsidiaries to various financial and operating restrictions . Such restrictions and covenants include, among other things:

         o A limit on the amount of additional indebtedness than may be incurred and the ability to pay dividends or make capital contributions;

         o Limitations on investments, loans and other payments, certain sales of assets and certain mergers and acquisitions;

         o A limit our ability to prepay indebtedness and make future acquisitions of television stations; and

         o A requirement to maintain specified financial ratios and meet certain financial tests.


         Our ability and the ability of our subsidiaries' to comply with such restrictions and covenants can be affected by events beyond our control, and there can be no assurance that we or our subsidiaries will achieve operating results that would permit compliance with such terms. A failure to comply with the covenants and other terms of the indebtedness could result in events of default, which could permit the lenders to declare all outstanding debt to be immediately due and payable. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. Substantially all of our assets have been pledged as security under the Senior Credit Facility.

We are subject to risks if we acquire and integrate new television stations

         As part of our business strategy, we will continue to evaluate opportunities to acquire new television stations. There can be no assurance that we will find attractive acquisition candidates or effectively manage the integration of acquired stations into our existing business. If the expected operating efficiencies from acquisitions do not materialize, if we fail to integrate new stations or recently acquired stations into our existing business, or if the costs of such integration exceed expectations, our operating results and financial condition could be adversely affected. If we make acquisitions in the future, we may need to incur more debt, issue more equity securities (which could dilute the position of current stockholders) and we may incur contingent liabilities and amortization expenses related to goodwill and other intangible assets. Any of these occurrences could adversely affect our operating results and financial condition.

We are dependent on our personnel

         Our success is substantially dependent upon the retention of, and the continued performance by, our senior management. The loss of the services of any of Vincent J. Young, the Company's Chairman, Ronald J. Kwasnick, the Company's President, James A. Morgan, the Company's Executive Vice President, or Deborah
A. McDermott, the Company's Executive Vice President - Operations, could have an adverse impact on us. If any member of our senior management team becomes unable or unwilling to participate in the business and operations of the Company, our future business and operations could be materially and adversely affected.

We are dependent on networks for programming

         Six of our twelve stations are affiliated with the ABC television network, four are affiliated with the CBS television network, one is affiliated with the NBC television network, and one station is independent. The television viewership levels for stations other than KCAL (Los Angeles, California), our only sole independent television station, are materially dependent upon programming provided by these major networks and are particularly dependent upon programming provided by the ABC network. We can provide no assurance that such programming will achieve or maintain satisfactory viewership levels in the future.

         Each of our stations other than KCAL is a party to an affiliation agreement with one of the networks giving the station the right to rebroadcast programs transmitted by the network. The networks pay each affiliated station a fee for each hour of network programming broadcast by the stations in exchange for the networks' right to sell the majority of the commercial announcement time during such programming.

         As an independent station, KCAL purchases all of its programming, resulting in proportionally higher programming costs for the station. At the same time, KCAL retains its entire inventory of advertising and all of the revenue obtained therefrom. Furthermore, KCAL enters into barter arrangements whereby program distributors may receive advertising time in exchange for the programming they provide. We may be exposed in the future to volatile or increased programming costs which may adversely affect our operating results. Further, programs are usually purchased for broadcasting for two to three year periods, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their cost has been fully amortized, resulting in write-offs that increase station operating costs.

Our business has been and continues to be subject to extensive governmental legislation and regulation

         Our television operations are subject to significant regulation by the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended. A television station may not operate without the authorization of the FCC. Approval of the FCC is required for the issuance, renewal and transfer of station operating licenses. In particular, our business will be dependent upon its continuing to hold television broadcasting licenses from the FCC. FCC licenses generally have a term of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that our licenses will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum permitted period. The non-renewal or revocation of one or more of our primary FCC licenses could have a material adverse effect on our operations.

         Congress and the FCC currently have under consideration and may in the future adopt new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of our broadcast properties. We are unable to predict the impact that any such laws or regulations may have on our operations.

We operate in a very competitive business environment

         We face competition from:

         o        Cable television

         o        New networks such as the Fox television network;

         o Alternative methods of receiving and distributing television signals and satellite delivered programs, including direct broadcast satellite television systems (DBS);

         o Multipoint multichannel distributions systems (MMDS), master antenna television (MATV) systems and satellite master antenna television (SMATV) systems; and

         o Other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events and home video products, including videotape cassette recorders and digital video disc players.

         In addition to competing with other media outlets for audience share, we also compete for advertising revenues, which comprise the primary source of revenues for our operating subsidiaries. Our stations compete for such advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems.

         Our television stations are located in highly competitive markets. Accordingly, our results of operations will be dependent upon the ability of each station to compete successfully in its market, and there can be no assurance that any one of our stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of our competitors have or may, in the future, obtain greater resources than us, our ability to compete successfully in our broadcasting markets may be impeded.

Our business may be adversely affected by national and local economic conditions

         The television industry is cyclical in nature. Because we rely upon sales of advertising time at our stations for substantially all of our revenues, our operating results are particularly susceptible to being affected by prevailing economic conditions at both the national and regional levels. KCAL individually represents a significant portion of our revenues; the Company's operating results, therefore, are particularly susceptible to economic conditions in the Los Angeles market. Our revenues could be adversely affected by a future national recessionary environment and, due to the substantial portion of revenues derived from local advertisers, our operating results in individual markets could be adversely affected by local or regional economic downturns.

Management, as major stockholders, possesses unequal voting rights and control

         Our Common Stock has been divided into three classes with different voting rights which allow for the maintenance of control by management. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes except for certain significant transactions for which such shares are entitled to one vote per share, and shares of Class C Common Stock are not entitled to vote except in connection with any change to the Company's certificate of incorporation which would adversely affect the rights of holders of such Common Stock.

         Adam Young and Vincent Young together beneficially own shares of Class B Common Stock representing approximately 55% of the total voting power of the Company's Common Stock and, as a result, maintain control over the election of a majority of the Company's directors and, thus, over our operations and business. In addition, such stockholders have the ability to prevent certain types of material transactions, including a change of control of the Company.

         The disproportionate voting rights of the Class A Common Stock relative to the Class B Common Stock may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal or a tender offer.

No Dividends

         We have not and do not anticipate paying any dividends on shares of our Common Stock in the foreseeable future. In addition, under the Senior Credit Facility and the Indentures we are restricted in our ability to pay cash dividends on our Common Stock.

We may be adversely affected by the Year 2000 problem

         We are evaluating the impact of the Year 2000 problem on our business operations, as well as our services. The Year 2000 problem could adversely affect us in the following ways:

         o Because we purchase or lease all our computer software from third party vendors, the failure of these vendors to become Year 2000 compliant could adversely affect our business;

         o If significant third party revenue sources, such as national advertising agencies, experience a Year 2000 problem, we could lose revenues for which there is no immediate replacement;

         o If we or a third party with whom we have a material relationship fail to become Year 2000 compliant, that could result in significant signal interruption or other adverse effects, although we cannot currently estimate the extent of such adverse effects or any at all;

         o System failures or miscalculations could result in our inability to process commercial logs, remit invoices to advertisers, accepts an agency's order or provide viewers with broadcasts.

We are currently developing contingency plans to minimize the effect of any potential Year 2000 related disruption.


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any such report at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1400, Northwestern Atrium center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Suite 1300, Seven World Trade Center, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and
------------------
other information regarding issuers (including the Company) that file documents with the Commission electronically.

         We have filed Registration Statements with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits thereto. The omitted portions are not included as permitted by the rules and regulations of the Commission. For further information, you should read the Registration Statement and exhibits, which may be obtained or examined as described above.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents which have been filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
         (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and
         (4) The description our Common Stock included in our Registration Statement under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

In addition, we hereby incorporate by reference into this Prospectus all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering contemplated hereby, which documents shall be deemed to be a part hereof from the date of filing such documents.

         We will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated herein by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Any such request should be directed to: Secretary, Young Broadcasting Inc., 599 Lexington Avenue, New York, New York 10022 (telephone: (212) 754-7070).

         Any statement contained in a document, all or a portion of which is incorporated by reference in this Prospectus, will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified will not be deemed a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed part of this Prospectus.

                              SELLING STOCKHOLDERS

         This Prospectus relates to possible sales by the following selling stockholders of the following number of shares issued or issuable under the following employee benefit plans of the Company:

                                 Incentive Stock            1995 Stock               Written
Selling Stockholder               Grant Program            Option Plan(1)           Contracts        401(k) Plan
------------------------         ---------------           --------------           ---------        -----------

Vincent J. Young                    106,500                    725,475
Ronald J. Kwasnick                   14,555                    137,365               73,840
James A. Morgan                      12,070                    249,750               42,600
Deborah A. McDermott                 14,555                     89,177
Adam Young                                                      23,855
Bernard F. Curry                                                 9,700                 1,000
Alfred J. Hickey, Jr.                                            9,700                 1,000
David C. Lee                                                     5,296
Leif Lomo                                                        9,700                 1,000
Robert L. Winikoff                                               5,296
Trustee under the
      Young Broadcasting
      Inc. 401(k) Plan                                                                                   277,862(2)
                                    -------                  ---------               -------             ----------
                                    147,680                  1,265,314               119,440             277,862


----------------

(1) Does not include shares presently reserved for issuance under the Young Broadcasting Inc. 1995 Stock Option Plan pursuant to the grant of options from time to time to affiliates of the Company (as defined in Rule 405 under the Securities Act). We do not yet know the names of the people who may be selling stockholders from time to time with respect to such shares. The names of those people, along with the number of shares of Common Stock underlying such options, and the number of shares which may be sold, by each of those people from time to time, will be contained in supplements to this Prospectus, which may be filed with the Commission in accordance with Rule 424(b) under the Securities Act.

(2) Includes 200,000 shares reserved for issuance as matching contributions for the benefit of employees as of the end of each calendar quarter.



                                 METHOD OF SALE

      Sales may be effected by the selling stockholders from time to time in transactions on the Nasdaq Stock Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The General Corporation Law of the State of Delaware authorizes Delaware corporations to eliminate or limit the personal liability of a director to the corporation or a stockholder for monetary damages for breach of certain fiduciary duties as a director, other than his duty of loyalty to the corporation and its stockholders, or for acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper benefits. The Company's Certificate of Incorporation includes a provision eliminating such personal liability. In addition, the we have purchased a policy of directors and officers liability insurance, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

      Certain legal matters in connection with the offering of the Common Stock, including the legality of the Common Stock constituting an original issuance offered hereby, have been passed upon for the Company by Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Company.


                                     EXPERTS

      The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----


Risk Factors............................................................... 2

Available Information...................................................... 6

Information Incorporated by Reference...................................... 6

Selling Stockholders....................................................... 8

Method of Sale............................................................. 9

Indemnification of Directors and Officers.................................. 9

Legal Matters.............................................................. 9

Experts....................................................................10



You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.




                            YOUNG BROADCASTING INC.



                                  Prospectus

                               1,810,296 Shares

                                 Common Stock






                                October 7, 1999

PART II


Item 3.       Incorporation of Documents by Reference
              ---------------------------------------

              The following documents are incorporated in this Registration Statement by reference:

            (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;
            (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
            (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;
            (4) All other reports we filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); and
            (5) The description of the Common Stock included in our Registration Statement under Section 12 of the Exchange Act relating to the Common Stock, including any amendment or report filed for the purpose of updating that description.

         In addition, we hereby incorporate by reference into this Prospectus all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering contemplated hereby, which documents shall be deemed to be a part hereof from the date of filing such documents.

Item 4.     Description of Securities
            -------------------------

        Not Applicable

Item 5.     Interests of Named Experts and Counsel
            --------------------------------------

        The validity of the securities has been passed upon by Cooperman Levitt Winikoff Lester & Newman, P.C. as counsel to the Company.

Item 6.     Indemnification of Directors and Officers
            -----------------------------------------

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 10 of the Company's Restated Certificate of Incorporation provides as follows:

        The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Article V, Section 5 of the Company's Second Amended and Restated By-Laws provides as follows:

        The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 7.    Exemption from Registration Claimed
           -----------------------------------

         Not applicable.

Item 8.    Exhibits
           --------

5.1 Form of Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. as to legality of the shares to be issued.

23.1     Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (Included in
         Exhibit 5.1)

23.2     Consent of Ernst & Young LLP

24.1     Power of Attorney (included on Page II-4 of this Registration
         Statement)

Item 9.     Undertakings
            ------------

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement.

     Provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (6) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of October, 1999.

                                   YOUNG BROADCASTING INC.


                                   By: /s/ Vincent J. Young
                                       ----------------------------
                                       Vincent J. Young, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Vincent J. Young and James A. Morgan as such person's true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Signatures                               Title                                   Date
----------                               -----                                   ----

/s/ Vincent J. Young                     Chairman and Director                   October 7, 1999
------------------------                 (principal executive officer)
Vincent J. Young

/s/ Ronald J. Kwasnick                   President and Director                  October 7, 1999
-----------------------
Ronald J. Kwasnick

/s/ Adam Young                           Treasurer and Director                  October 7, 1999
------------------------
Adam Young

/s/ James A. Morgan                      Executive Vice President                October 7, 1999
-----------------------                  (principal financial officer and
James A. Morgan                          principal accounting officer)


/s/ Bernard F. Curry                     Director                                October 7, 1999
------------------------
Bernard F. Curry

/s/ Alfred J. Hickey, Jr.                Director                                October 7, 1999
-------------------------
Alfred J. Hickey, Jr.

/s/ David C. Lee                         Director                                October 7, 1999
--------------------------
David C. Lee

/s/ Leif Lomo                            Director                                October 7, 1999
---------------------------
Leif Lomo

/s/ Robert L. Winikoff                   Director                                October 7, 1999
------------------------
Robert L. Winikoff

                                  EXHIBIT INDEX
                                  -------------


     Exhibit      Description                                                             Page
     -------      -----------                                                             ----

       5.1        Form of Opinion of Cooperman Levitt Winikoff Lester &
                  Newman, P.C. as to the legality of the shares to be issued.

      23.1        Consent of Cooperman Levitt Winikoff Lester & Newman, P.C.
                  (Included in Exhibit 5.1)

      23.2        Consent of Ernst & Young LLP

      24.1        Power of Attorney (included on Page II-4 of this Registration
                  Statement)